Exhibit 99.1
For more information, please contact: Guy A. Gibson Chairman of the Board (720) 932-4284 ggibson@uwbancorp.com

FOR IMMEDIATE RELEASE

United Western Bancorp, Inc. Announces it has filed a Complaint against the Federal Deposit Insurance Corporation and the Office of Thrift Supervision

DENVER—(BUSINESS WIRE) – United Western Bancorp, Inc. (the “Company”), a Denver-based holding company whose principal subsidiary was formerly United Western Bank® (the “Bank), today announced that on February 18, 2011, the Company filed a Complaint in the United States District Court for the District of Columbia against the Office of Thrift Supervision (the “OTS”), the Acting Director of the OTS (the “Acting Director”) and the Federal Deposit Insurance Corporation (the “FDIC”).

On January 21, 2011, the Acting Director of the OTS, in cooperation with the FDIC, seized the Bank and appointed the FDIC receiver based on three alleged grounds: (i) the Bank was undercapitalized and failed to submit an acceptable capital restoration plan (“CRP”) within the time prescribed by statute; (ii) the Bank was likely to be unable to pay its obligations or meet its depositors’ demands in the normal course of business; and, (iii) the Bank was in an unsafe or unsound condition to transact business.  The Company alleges in the Complaint that none of these grounds existed at the time of the seizure.

Guy A. Gibson, Chairman of the Board of the Company said, “The seizure order issued on January 21, 2011 by the OTS, appointing the FDIC as receiver, is arbitrary and capricious and lacked any rational basis in applicable law.”

The Company’s Complaint refutes the allegations made by the FDIC and the OTS, and importantly, among other facts cites:

The Acting Director of the OTS, without any reasonable basis, concluded the Bank had failed to submit a CRP acceptable to the OTS.  However, despite the statutory requirement that institutions be given a reasonable time to submit a CRP, the OTS demanded that the Bank submit a CRP within seven days, a clearly unreasonable request in excess of its statutory authority.

The Bank’s capital position provided no basis to accelerate the standard 45 day time frame for filing a CRP.  On December 3, 2010, the OTS directed the Bank to take a capital write-down with the intent of lowering the Bank’s capital ratio as much as necessary in order to create the illusion that the Bank was not adequately capitalized. The result of this arbitrary and capricious directive was to lower the Bank’s total risk-based capital ratio to 7.8 percent (which is only 0.2 percent below the 8.0 percent ratio required to be considered adequately capitalized). But for the OTS’s arbitrary and capricious directive, the Bank would have remained within the technical definition of adequately capitalized and not been subject to the requirement that it submit a CRP.

The Company believes that the seizure of a Bank with a reported total risk-based capital ratio of 7.8 percent and a pending recapitalization is unprecedented.  If the standard applied by the OTS to United Western Bank was uniformly applied to banks across the country, a significant number of those banks would be subject to immediate seizure.  The majority of the institutions closed by the OTS in 2009 and 2010 were critically undercapitalized, meaning that the ratio of tangible equity to total assets was less than 2 percent.  A number of these institutions were insolvent; for example, one of these institutions had a core capital ratio of negative 7.11 percent and a total risk-based capital ratio of negative 7.36 percent.

The Company’s research suggests the OTS has not accepted any CRP submitted to it during this financial crisis.  Instead, the OTS appears to reject CRPs as a matter of course, regardless of merit, and then asserts that the failure to submit an acceptable CRP is grounds for receivership.  The rejection of the Bank’s CRP was part of this unreasonable pattern by the OTS.

No grounds existed for the Acting Director to reasonably conclude that United Western was likely to be unable to pay its obligations or meet its depositors’ demands in the normal course of business.  The liquidity concerns asserted by the OTS and FDIC were based on their unfounded disapproval of the Bank’s 17 year-old business model and a fundamental misunderstanding of the Bank's long-term, contractual relationships with certain of its institutional depositors.  There was no rational basis for the OTS or FDIC to conclude that the Bank would not continue to effectively manage its institutional depositor relationships as the Bank had for almost two decades, including through the worst of the financial crisis in 2008 and going forward.  The institutional depositors would have maintained funds on deposit absent an arbitrary or capricious action by the OTS or FDIC to force withdrawal of such funds.  The Bank repeatedly, most recently as of January 20, 2011, advised the OTS that this was the case.  The Bank had ample liquidity to pay its obligations and meet depositor demands.

The Bank had over $400 million of cash at the time of the seizure, which represented approximately 25% of total deposits on January 21, 2011.

The Company and the Bank were very close to completing a recapitalization transaction of $200 million, with commitments in place of $149.5 million and parties identified to complete the transaction at the time of the seizure of the Bank by the FDIC.  The completion of this transaction would have eliminated the need to seize the Bank, thereby avoiding a significant loss to the Deposit Insurance Fund. This information was provided to the OTS on January 20, 2011.

The Company is represented in this law suit by its internal counsel and certain inside directors of the Company and certain former inside directors of the Bank are represented by BuckleySandler, LLP of Washington, D.C. and certain independent directors of the Company and certain former independent directors of the Bank are represented by the Washington office of Paul, Hastings, Janofsky & Walker LLP.

Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  Such forward-looking statements include, but are not limited to, statements regarding the Company’s Complaint against the OTS, the Acting Director and the FDIC.  The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, and subsequent filings with the Securities and Exchange Commission. The Company has not filed its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 and has no present plans to correct that omission.